                                                                      Exhibit 15

                 Awareness Letter of Deloitte Touche Tohmatsu


December 15, 2000

The Board of Directors
Peak International Limited
Units 3-7, 37/F Wharf Cable Tower
9 Hoi Shing Road
Tsuen Wan
New Territories
Hong Kong

Dear Sirs,

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim consolidated financial statements of Peak International Limited for the quarter ended June 30, 2000 and September 30, 2000, as indicated in our reports dated August 4, 2000 and October 23, 2000, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your quarterly reports on Form 10-Q for the quarter ended June 30, 2000 and September 30, 2000, are being used in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte Touche Tohmatsu